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News Release
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                    AT&T PROVIDES FINANCIAL GUIDANCE FOR 2001
                           Updates Restructuring Plans
                   Announces Annual and Special Meeting Dates

NEW YORK - Concurrent with AT&T's fourth-quarter earnings announcement, the company today provided key financial estimates for 2001 and updated its plans to create four new publicly-traded companies. AT&T said because of the company's planned restructuring, which was announced on October 25, 2000, the guidance is primarily focused on its four business segments.

AT&T Wireless' mobility business expects to continue to build on its track record of strong execution by growing service revenue at the high end of its 30
- 35 percent range for the full year 2001. Growth in earnings before interest, taxes, depreciation and amortization (EBITDA), excluding other income, is expected to be in the mid-60 percent range. Additional details on guidance for the Wireless business are available in the AT&T Wireless fourth-quarter earnings press release also issued today.

AT&T Consumer anticipates a pro forma revenue percentage decline in the mid- to high-teens for the full-year 2001. The decline is expected to be primarily driven by on-going technology substitution, continued customer migration to lower priced optional calling plans and prepaid card products, as well as competition from additional Regional Bell Operating Companies (RBOCs) entering the long distance market in 2001.

AT&T said that for the most part it will continue to manage the Consumer business for returns, but noted that the unit expects to begin making investments in its future growth. As a result, earnings before interest and taxes (EBIT) margin, excluding other income, is expected to decline by between 6 and 8 percentage points in 2001 from the 37.5 percent EBIT margin, excluding other income, achieved in full-year 2000. Most of the decline is expected to come in the first quarter. The decline is largely a result of technology substitution and a change in product mix as customers continue to shift to lower-priced calling plans. In addition, the unit expects to incur costs to launch Digital Subscriber Line (DSL) services and establish high-speed data and local voice bundles. At the same time, the company expects an increase in sales and marketing expenses as it continues to build customer loyalty and to effectively position itself for RBOC competition. AT&T noted that marketing and sales expense is typically higher in the first quarter due to the launch of new marketing initiatives.

AT&T Business expects flat revenue for 2001 compared to 2000, given continued long distance pricing pressure, volume erosion due to technology substitution, and changes in product mix. These factors, coupled with the comparison to a strong first quarter of 2000, are likely to cause Business to report a slight revenue decline for the first quarter of 2001.
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Business' EBIT margins,  excluding other income, are expected to decline between
6 and 8 percentage points in 2001 from the 23.3 percent achieved in 2000, with most of the decline coming in the first quarter. The margin decline is driven by investments in additional sales and customer care employees and new marketing initiatives that are expected to support growth areas in 2001. Business EBIT margins will also be impacted by the accelerating shift from high-margin long distance voice to lower-margin growth products.

AT&T Broadband's rapid growth of new services subscribers in 2000 should drive the unit's pro forma revenue growth to the mid-teens for full-year 2001. AT&T also expects to grow new revenue generating units (RGUs) additions in 2001 by 25 percent more than the nearly 2.3 million added during 2000.

In 2001, Broadband expects to continue to increase revenue, offer new services to subscribers, and aggressively manage profitability. The unit plans to improve EBITDA margins, excluding other income, throughout 2001, and expects full-year margins to be approximately 3 percentage points higher than the comparable, normalized full-year 2000 margins. Margin improvements will be driven by continued focus on cost reductions in all areas of the business.

The company said it expects 2001 capital spending for the total AT&T to be similar to 2000, substantially all of which will be directed to AT&T's growth businesses.

In 2001, the company expects about a 50 percent effective tax rate applicable to pre-tax earnings, excluding other income. This rate is up from the approximately 38 percent rate, excluding the effect of certain charges, in the fourth quarter of 2000. The increase is primarily due to non-tax deductible goodwill amortization.

The company said it is not able to accurately estimate full-year AT&T Group revenue, EBITDA and earnings per share (EPS) because of factors associated with its restructuring. For example, the company plans to conduct an exchange offer of AT&T shares for AT&T Wireless tracking shares. The exact timing of the exchange and the number of AT&T shares that will be retired as a result of the exchange is not known, but could have a substantial effect on any full-year EPS estimate. In addition, the planned AT&T Wireless spin off, the initial public offering (IPO) of AT&T Broadband tracking stock and the distribution of AT&T Consumer tracking stock will also affect EPS. Factors such as timing, valuation or proceeds from such transactions, which cannot be predicted, may also affect the company's reported results.

AT&T Group revenue growth for the first quarter is expected to be in a range similar to growth in the fourth quarter of 2000. AT&T expects EBITDA, excluding other income, to be in the mid-$4 billion range in the first quarter.

Excluding any impact of the AT&T/AT&T Wireless exchange offer, AT&T said it expects first quarter EPS, excluding other income, to be in the range of $0.04 to $0.07 and cash EPS, excluding other income, in the range of $0.17 to $0.20.

Restructuring

AT&T said it is making progress in executing its restructuring plan. The company's AT&T/AT&T Wireless Group tracking stock exchange offer is expected to begin in early March. Following the exchange offer, and any additional sale, adjustment or disposition, the company plans to distribute its remaining interest in AT&T Wireless to AT&T common shareholders. AT&T plans to spin off
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AT&T  Wireless  in  mid-2001,  after  receipt of a tax  ruling  from the IRS and refinancing of inter-company debt. The company also said it expects the AT&T Broadband IPO to occur in the Fall of this year, and the AT&T Consumer tracking stock to be distributed to AT&T shareholders in the third quarter of 2001, subject to shareholder approval, market and financial conditions.

AT&T said the company will hold its Annual Meeting of Shareholders on May 23. This meeting will address traditional Annual Meeting matters, such as the election of directors and consideration of shareholder proposals, plus a proposed charter amendment that would permit the authorization of certain transactions requiring shareholder action by majority shareholder vote. The company then plans to hold a Special Shareholder Meeting in mid- to late-summer to vote on the establishment of the AT&T Broadband and AT&T Consumer tracking stocks, and to obtain other votes, if necessary or deemed desirable, for later transactions associated with recapitalizing the AT&T Broadband tracking stock. AT&T said it plans, subject to market and financial conditions, to recapitalize the AT&T Broadband tracking stock to an asset-based common stock within approximately one year of the IPO.

                                      # # #

The foregoing are "forward-looking statements" which are based on management's beliefs as well as on a number of assumptions concerning future events made by and information currently available to management.

AT&T currently plans to complete the restructuring as announced, but can provide no assurances that all approvals and conditions will be satisfied or that events or new opportunities will not cause modifications to the plan or the timelines.

Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside AT&T's control, that could cause actual results to differ materially from such statements. These factors include the rate of decline of traditional voice long distance services, technology change and substitution, the actions of competitors in all segments in setting prices, conditions of excess capacity, and rates of implementation of regulatory changes that favor competitors.

For a  more  detailed  description  of  the  factors  that  could  cause  such a
difference,   please  see  AT&T's  filings  with  the  Securities  and  Exchange
Commission.

AT&T disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This document also contains certain information such as EPS, excluding other income, cash EPS, excluding other income and reported and operational EBIT and EBITDA that is not presented in accordance with generally accepted accounting principles. This information is presented solely to provide additional information to further understand the results of AT&T.